EXHIBIT 99.1
PRESS RELEASE

Evergreen Solar Announces First Quarter 2008 Results
New Devens Factory on Schedule for July Opening
Marlboro, Massachusetts, April 17, 2008 — Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced financial results for the quarter ended March 29, 2008.
Product sales were $18.3 million for the first quarter of 2008, compared to $16.9 million for the fourth quarter of 2007 and $12.6 million in the first quarter of 2007. Fees from EverQ, Evergreen Solar’s joint venture with Q-Cells A.G. and Renewable Energy Corporation ASA, were $4.7 million for the first quarter of 2008, compared to $5.3 million for the fourth quarter of 2007 and $1.5 million in the first quarter of 2007. Such fees consist of royalties associated with licensing Evergreen Solar’s String Ribbon technology and marketing and sales support provided by Evergreen Solar for EverQ product.
Gross margin was $7.7 million, or 33.6%, for the first quarter of 2008, compared to $6.2 million, or 28.1%, for the fourth quarter of 2007 and $2.8 million, or 20.1%, in the first quarter of 2007.
Net loss was $25,000 for the first quarter of 2008, compared to net income of $788,000, or $0.01 per share, for the fourth quarter of 2007 and a net loss of $6.2 million, or $0.09 per share, in the first quarter of 2007.
“Despite a difficult winter in our area, we made significant progress on the first 80 MW phase of our Devens facility over the last three months and expect to produce our first panels as scheduled in July.” said Richard M. Feldt, Chairman, President and Chief Executive Officer of Evergreen Solar. We have also begun the 80 MW Phase II expansion of this site which we expect will be operational by early 2009. When Phase I reaches full production capacity of approximately 20 MW per quarter in 2009, we believe that we will achieve operational and bottom line profitability.”
“Late last week, we received the first shipment of the new generation Quad ribbon furnaces that will be used for wafer production at our Devens location and the next EverQ factory, said Feldt. We have been making wafers with these furnaces in our Marlboro pilot facility this week and we are encouraged by the early results. With its simplified wafer growth technique, including more precise thermal control and automated laser cutting technology, we see substantial opportunity to significantly increase cell conversion efficiency and factory-wide yield over the next few years.”

Guidance for Second Quarter 2008
Revenue for the second quarter of 2008 is expected to be approximately $21.5 million to $22.5 million, including approximately $4.5 million of selling fees and royalty payments from EverQ.
Gross margin is expected to be in the range of 25.0% to 30.0%. Operating expenses are expected to be approximately $11.5 million excluding factory startup costs which are expected to be in the range of $9.5 million to $10.0 million. Operating loss is expected to be between $15.0 million and $15.5 million and net loss is expected to be approximately $12 million, or $0.10 per share.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar(R) is a registered trademark and String Ribbon(TM) is a trademark of Evergreen Solar, Inc.
Conference Call Information
Evergreen Solar’s management will conduct a conference call at 5:00 p.m. (ET) today to review the Company’s first-quarter financial results. The conference call will be webcast live over the Internet. The webcast can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event. The call also can be accessed by dialing (888) 203-7337 or (719) 234-0008 (International) prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on April 17 through 8:00 p.m. (ET) on April 24. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 6348851. The webcast also will be archived on the Company’s website.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to: the Company’s guidance for the second quarter of 2008, including the Company’s expectations regarding future revenue, earnings and gross margin performance; the start-up costs associated with new factories; future production capacity and related silicon supply; the continued development of the Company’s Quad ribbon wafer furnace and its incorporation in future factories; the Company’s ability to improve cell and production efficiencies; the Company’s ability to improve on its existing technologies; ongoing development of new technology initiatives; the

Company’s goal of becoming the leading low-cost producer of solar power products; and the Company’s expectations regarding the market penetration and growth of its technologies. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the business of the Company’s strategic partners, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission – including the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q filed with the SEC (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) – could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael El-Hillow
Chief Financial Officer
investors@evergreensolar.com
Phone: 508-251-3311

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 31,	March 29,
	2007	2008
Assets
Current assets:
Cash and cash equivalents	$29,428	$140,321
Marketable securities	70,275	25,282
Restricted cash	41,000	41,000
Accounts receivable, net of allowances for doubtful accounts	9,297	13,062
Grants receivable	5,818	11,069
Inventory	8,094	5,164
Prepaid cost of inventory	—	6,563
VAT receivable, net	10,549	10,860
Other current assets	7,729	9,707

Total current assets	182,190	263,028

Investment in and advances to EverQ	87,894	95,806
Restricted cash	414	—
Deferred financing costs	1,991	1,880
Note receivable	21,904	47,277
Prepaid cost of inventory	143,035	148,846
Fixed assets, net	114,641	152,285
Other assets	1,186	1,027

Total assets	$553,255	$710,149

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$57,005	$39,078
Accrued employee compensation	4,875	3,302
Accrued interest	1,969	984
Accrued warranty	705	797
Other accrued expenses	5,408	6,370

Total current liabilities	69,962	50,531

Subordinated convertible notes	90,000	90,000
Other noncurrent liabilities	—	10,195

Total liabilities	159,962	150,726
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 150,000,000 shares authorized, 102,252,965 and 121,387,955 issued and outstanding at December 31, 2007 and March 29, 2008, respectively	1,023	1,214
Additional paid-in capital	521,695	683,480
Accumulated deficit	(136,280)	(136,305)
Accumulated other comprehensive income	6,855	11,034

Total stockholders’ equity	393,293	559,423

Total liabilities and stockholders’ equity	$553,255	$710,149

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31,	March 29,
	2007	2008

Product revenues	$12,627	$18,259
Royalty and fee revenues	1,471	4,688

Total revenues	14,098	22,947
Cost of revenues	11,269	15,231

Gross profit	2,829	7,716

Operating expenses:
Research and development	5,224	4,943
Selling, general and administrative	4,740	4,992
Facility start-up and equipment write-offs	—	5,281

Total operating expenses	9,964	15,216

Operating loss	(7,135)	(7,500)

Other income (expense):
Foreign exchange gains, net	599	3,814
Interest income	1,250	3,027
Interest expense	(909)	(316)

Other income, net	940	6,525

Loss before equity income (loss)	(6,195)	(975)
Equity income (loss) from interest in EverQ	(24)	950

Net loss	$(6,219)	$(25)

Net loss per share:
Basic	$(0.09)	$(0.00)
Diluted	$(0.09)	$(0.00)

Weighted average shares used in computing basic and diluted net loss per share:
Basic	67,001	108,816
Diluted	67,001	108,816